Tero Oilfield Services Ltd.

Financial Statements

March 31, 2015 and June 30, 2014

Tero Oilfield Services Ltd.
Condensed Balance Sheets

	March 31,	June 30,
	2015	2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$--	$21,208
Accounts receivable, net	155,827	202,359
Other current assets	25,440	20,376
Total current assets	181,267	243,943

Property and equipment, net	358,652	427,712
TOTAL ASSETS	$539,919	$671,655

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:

Accounts payable and accrued liabilities	$74,176	$71,174
Current maturities of long-term debt	156,577	91,925
Due to shareholders	--	47,494
Total current liabilities	230,753	210,593

Notes payable, less current maturities	162,930	286,952
Asset retirement obligations	228,672	271,164
TOTAL LIABILITIES	622,355	768,709

SHAREHOLDERS’ EQUITY (DEFICIT)	(82,436)	(97,054)
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)	$539,919	$671,655

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tero Oilfield Services Ltd.
Condensed Statements of Income and Shareholders’ Equity (Deficit)
(unaudited)

	Nine Months Ended		Quarter Ended
	March 31,		March 31,
	2015	2014	2015	2014
REVENUE	$871,763	$1,043,901	$189,882	$349,062
COST OF GOODS SOLD	518,004	460,382	101,682	47,518

Gross profit	353,759	583,519	88,200	301,544

OPERATING EXPENSES:
Selling and marketing	16,731	13,312	7,632	2,004
Depreciation	61,808	67,446	19,062	39,067
General and administrative	267,575	344,122	74,886	105,904
TOTAL OPERATING EXPENSES	346,114	424,880	101,580	146,975

Operating income (loss)	7,645	158,639	(13,380)	154,569

OTHER INCOME (EXPENSES):
Interest expense, net	(11,513)	(11,299)	(2,778)	(6,801)
Gain on Disposal of Assets	--	100,468	--	100,468
TOTAL OTHER EXPENSES	(11,513)	89,169	(2,778)	93,667

Earnings (loss) before income taxes	(3,868)	247,808	(16,158)	248,236
Provision (Benefit) for (from) income taxes	3,220	(33,083)	3,220	(33,083)
NET INCOME (LOSS)	(648)	214,725	(12,938)	215,153
Other Comprehensive Income:
Cumulative translation adjustment	15,264	6,021	7,739	6,241
COMPREHENSIVE INCOME (LOSS)	$14,616	$220,746	$(5,199)	$221,394

SHAREHOLDERS’ EQUITY (DEFICIT):
Shareholders’ equity (deficit) – Beginning of period	$(97,054)	$13,716	$(77,237)	$13,068
Net income (loss)	(648)	214,725	(12,938)	215,153
Cumulative Translation Adjustment	15,264	6,021	7,739	6,241
Dividends	--	(352,885)	--	(352,885)
Shareholders’ equity (deficit) – End of period	$(82,436)	$(118,423)	$(82,436)	$(118,423)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tero Oilfield Services Ltd.
Condensed Statements of Cash Flows
(unaudited)

	Nine months ended
	March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(648)	$214,725
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	61,808	67,446
Gain on Disposal of Assets	--	(100,468)
Changes in operating assets and liabilities:
Short-term investments	--	66,468
Accounts receivable, net	46,532	(37,838)
Other current assets	(5,064)	17,535
Accounts payable and accrued liabilities	16,300	25,015
NET CASH PROVIDED BY OPERATING ACTIVITES	118,928	252,883

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(60,288)	(148,659)
Proceeds from sale of property and equipment	--	277,714
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(60,288)	129,055

CASH FLOWS FROM FINANCING ACTIVITIES
Long-term debt retired	(45,221)	(86,496)
Dividends paid	--	(352,885)
NET CASH USED IN FINANCING ACTIVITIES	(45,221)	(439,381)

Effects of currency translation on cash and cash equivalents	(34,627)	24,010
NET DECREASE IN CASH	(21,208)	(33,433)

CASH AT BEGINNING OF PERIOD	21,208	56,138
CASH (BANK OVERDRAFT) AT END OF PERIOD	$--	$22,705

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$--	$--
Income taxes	$--	$--

NON-CASH INVESTING AND FINANCING ACTIVITIES:	$--	$--

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
March 31, 2015 and June 30, 2014

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Tero Oilfield Services Ltd, Inc. (“the Company”, “Tero”) was incorporated in the State of Alberta on January 31, 1997.

Tero Oilfield Services Ltd., an energy services company, provides specialized services to upstream oil and natural gas companies operating in the Western Canadian Sedimentary Basin. Through the exploration and production of oil and gas a significant regular stream of waste is generated by the oil and gas producers. The oil and gas producers are required to dispose of this waste in an environmentally approved manner as stipulated by Alberta Energy, Alberta’s energy regulator.

The Company assists upstream oil and natural gas companies with the disposal fluids and solids and/or treatment of by-products. To dispose of liquid wastes, oil and gas producers are required to inject them into approved permitted injection wells. An injection well disposes of the waste fluids deep into the ground into porous rock formations outside of known oil and gas production zones and well as underground aquifers. The company owns and operates a full Class 1B liquid and sold oilfield waste handling facility in Wardlow, Alberta, Canada. This class of well is approved for the disposal of produced water, specific common oilfield waste streams and waste streams meeting specific criteria.

On August 20, 2012, the Company entered into a letter of intent with Lithium Exploration Group, Inc. (Lithium) pursuant to which Tero agreed to sell to 75% of its issued and outstanding common shares of Lithium in exchange for an aggregate of $1,500,000 Canadian.

On March 1, 2014, Alta Disposal Ltd. (Alta), a wholly-owned subsidiary of Lithium, completed a share purchase agreement with Tero and Garry Hofmann, the sole shareholder of Tero. Pursuant to the agreement, Mr. Hofmann agreed to sell and Lithium agreed to purchase 50% of the issued and outstanding common shares of Tero in exchange for an aggregate of $1,000,000 Canadian.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
March 31, 2015 and June 30, 2014

Basis of Presentation

The accompanying condensed financial statements are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

These interim financial statements as of and for the nine months ended March 31, 2015 and 2014 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods presented. The results for the nine months ended March 31, 2015 are not necessarily indicative of the results to be expected for the year ending June 30, 2015 or for any future period. All references to March 31, 2015 and 2014 in these footnotes are unaudited.

The condensed balance sheet as of June 30, 2015 has been derived from the audited financial statements at that date but do not include all disclosures required by the accounting principles generally accepted in the United States of America.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less at date of acquisition to be cash equivalents.

Short-Term Investments

The Company invests excess cash in GST accounts with maturities typically at one year.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
March 31, 2015 and June 30, 2014

Accounts Receivable

Accounts receivable arise in the normal course of business and are reported net of an allowance for doubtful accounts. The allowance is based on management’s estimate of the uncollectible trade accounts receivable based on historical collection experience and management’s evaluation of the collectability of outstanding accounts receivable. Contractual terms and payment history determine when receivables are delinquent. The Company evaluated its accounts receivable at March 31, 2015 and June 30, 2015 and did not record an allowance for doubtful accounts because of the assurance of collectability of those receivables.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flow is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. There were no impairment losses taken for the periods ended March 31, 2015 and 2014.

Revenue Recognition

It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 605“Revenue Recognition”. Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company generates revenue by handling waste generated by oil and gas producers in the area. Specifically, the waste streams handled by the Company can be classified into the following categories:

  Fluids Disposal -Fluid disposal consists of the disposal of rig tank and workover water, produced water and frac water.
  Solids Disposal-Solid waste is produced in drilling, production, well servicing, and vessel cleaning. It is generally brought to waste disposal facilities mixed with liquids is then separated, tested, dewatered, then sent to a landfill for disposal.
  Oil Skimming-Through a process of heating and the use of various chemicals, the Company processes oilfield waste to separate to solids, water and oil. The oil is stored on site temporarily until sufficient volumes are accumulated to be shipped through pipeline.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
March 31, 2015 and June 30, 2014

Asset Retirement Obligation

The liability for the fair value of environmental and site restoration obligations are recorded when the obligations are incurred and the fair value can be reasonably estimated. The obligations are normally incurred at the time the related assets are brought into production. The fair value of the obligation is based on the estimated cash flows required to settle the obligations discounted using an estimate of the Company's financing rate. The fair value of the obligations is recorded as a liability with the same amount recorded as an increase in capitalized costs. The amounts included in capitalized costs are amortized using an amortization rate of 10%. The liability is adjusted for accretion expense representing the increase in the fair value of the obligations due to the passage of time.

Cost of Goods Sold

Cost of goods sold for the nine months ended March 31, 2015 and 2014 consists of the following:

	2015	2014
Fuel & oil disposal	$52,441	$54,066
Insurance	22,772	15,514
Repairs and maintenance	194,263	149,267
Skim oil processing fees	57,306	55,051
Solids processing	114,706	84,789
Subcontract trucking	14,003	20,332
Utilities	31,483	38,367
Other	31,030	42,996
TOTAL COST OF GOODS SOLD	$518,004	$460,382

Advertising

The Company expenses the costs associated with advertising when incurred. Advertising expense totaled $16,732 and $13,312 for the nine months ended March 31, 2015 and 2014, respectively and $7,633 and $2,004 for the three months ended March 31, 2015 and 2014, respectively.

Foreign currency translation

The Company’s reporting is the US Dollar and the functional currency is Canadian Dollars. The accounts of the Company are maintained using the local currency (Canadian Dollar) as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders’ equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are deferred as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
March 31, 2015 and June 30, 2014

Comprehensive Income (Loss)

FASC Topic No. 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. From inception to March 31, 2015, the Company had no material items of other comprehensive income except for the foreign currency translation adjustment.

NOTE 2 – CONCENTRATIONS OF CREDIT RISK

The Company maintains cash balances in bank deposit accounts which, at times, may exceed Canadian federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risks associated with these accounts. There are no excess of the deposit liabilities over the amounts covered by federal insurance at March 31, 2015 and 2014.

The Company grants credit to its customers throughout Canada and generally do not require collateral. Consequently, the company’s ability to collect the amounts due from customers is affected by economic fluctuations in the oil and gas industry.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable at March 31, 2015 and June 30, 2014 consists of the following:

	March 31,	June 30,
	2015	2014
Accounts receivable	$155,827	$202,359
Less allowance for doubtful accounts	--	--
	$155,827	$202,359

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2015 and June 30, 2014 consists of the following:

	March 31,	June 30,
	2015	2014
Vehicles	$322,341	$382,238
Disposal wells	438,627	520,132
Machinery and equipment	891,738	992,991
	1,652,706	1,895,361
Less accumulated depreciation	(1,294,054)	(1,467,649)
Net book value	$358,652	$427,712

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
March 31, 2015 and June 30, 2014

Estimated useful lives and depreciation methods are as follows:

	Estimated Useful Life	Depreciation Method
Vehicles	7 Years	130% Declining Balance
Disposal wells	15 Years	110% Declining Balance
Machinery and equipment	10 Years	120-125% Declining Balance

Depreciation expense for property and equipment is $61,808 and $67,446 for the nine months ended March 31, 2015 and 2014, respectively and $20,995 and $39,067 for the three months ended March 31, 2015 and 2014, respectively.

NOTE 5 – INCOME TAXES

The Company is treated as a Canadian controlled private corporation for federal and provincial taxes. Earnings (losses) before income taxes were $(3,868) and $247,808 for the nine months ending March 31, 2015 and 2014.

Tax Rate Reconciliation	2015		2014

Federal statutory rate	38.0%		38.0%
Statutory deductions	(43.1)		26.5
Provincial statutory rate, net of federal tax benefit	(5.1)		3.9
Effective tax rate	(8.2	) %	15.4%

Provision (Benefit) for Income Taxes	2015	2014

Federal	$(1,124)	$24,648
Provincial	(1,876)	8,435
Total	$(3,000)	$33,083

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
March 31, 2015 and June 30, 2014

NOTE 6 – LONG-TERM DEBT

Long-Term Debt at March 31, 2015 and June 30, 2014 consists of the following:

	March 31,	June 30,
	2015	2014
Note for share redemption payable in annual installments of $95,087 with the first installment due on March 1, 2014 including accrued interest at 2%.	$319,507	$378,877
Current maturities	(156,577)	(91,925)
	$162,930	$286,952

Future principal payments on the note payable are scheduled as follows:

Year Ending March 31,

2016	$156,577
2017	80,652
2018	82,278
$319,507

NOTE 7 – ASSET RETIREMENT OBLIGATION

The Company owns and operates a full Class 1B liquid and solid oilfield waste handling facility in Wardlow, Alberta, Canada. Annual inspections are performed by the Waste Management and Liability Management Departments of the Alberta Energy Regulator (AER). AER requires the Company to secure Letters of Credit or make deposits equal to the estimated costs of well and surface facility abandonment and reclamation.

	March 31,	June 30,
	2015	2014
Asset retirement obligation at beginning of year	$271,164	$259,667
Accretion expense	--	--
Change due to foreign currency translation	(42,492)	11,497
Asset retirement obligation	$228,672	$271,164

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
March 31, 2015 and June 30, 2014

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not involved in any litigation and Management is not aware of any outstanding contingencies.

Leases and Obligations

The Company entered into a surface easement lease for road usage through an agreement dated September 27, 1997 and amended on April 28, 2005 which permits use of 5.432 acres for $2,420 per year. The lease is renewed annually.

The Company has obtained Letters of Credit from its bank to satisfy its legal obligations to remediate well and surface abandonment as explained in Note 7. The outstanding balances of the Letters of Credit were $228,672 and $271,164 at March 31, 2015 and June 2014, respectively.

NOTE 9 – MAJOR CUSTOMERS AND VENDORS

The Company has seven customers that represent approximately 77% of its revenue for the nine months ended March 31, 2015. The Company has four customers that represent approximately 67% of its accounts receivable at March 31, 2015. The Company is not reliant on any specific vendor for its purchases or goods or equipment and can establish additional relationships with minimal disruption.